UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 13, 2011 (October 12, 2011)

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)
Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5— Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2011, the Board of Directors of Evergreen Energy Inc. (the “Company”) appointed Judith Tanselle, 57, as President of the Company.  Ms. Tanselle has over twenty years of experience in the energy industry.  Most recently, starting in March 2008 through January 2011, she served as President for the start-up of White Energy’s North American operations where she was instrumental in securing a joint development agreement with Peabody Energy and developing White Energy’s US-based projects.  Prior to joining White Energy, Judy served as Executive Director, Coal and Emissions for NRG where she was responsible for managing one of the largest and most diverse coal and emissions portfolios in the US from October 2004 through June 2007.  From June 2003 to present, Ms. Tanselle has been co-founder and Principal of JM Energy Advisors, LLC, a energy consulting company specializing in strategic planning, project development, contract negotiation, arbritration/litigation strategy and structuring tax motivated and power plant acquisitions.  Ms. Tanselle currently serves on the Board of Directors for the American Coal Council and was a founding director of the Coal Trading Association.  In addition to her energy career, Ms. Tanselle has 17 years of experience teaching mathematics at the University of Louisville and the Pennsylvania State University.  She holds a Master of Science degree in mathematics with six years of doctoral studies from the Pennsylvania State University.  Ms. Tanselle does not have any family relationships with any director, executive officer, or person nominated to be chosen by the Company to become a director or executive officer and has not been directly or indirectly involved in any transaction, proposed transaction, or series of similar transactions with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K. A copy of the press release announcing Ms. Tanselle’s appointment is attached as Exhibit 99.1 to this report.

For her service as the Company’s President, Ms.Tanselle will receive: (i) a base salary of $250,000 per year; (ii) signing bonus of $50,000 payable within seven days of her employment date; (iii) housing allowance up to $2,500 monthly to be paid directly by the Company for up to a twelve month period;  (iv) monthly stipend of $1,650 grossed-up for federal, state and local taxes paid monthly for the earlier to occur of a twelve month period or relocation to the Denver area; and (v) travel and hotel expenses until temporary housing is secured.  If Ms. Tanselle chooses to relocate to the Denver area or the Company relocates its corporate offices to a location other than the Washington, DC area the Company will reimburse Ms. Tanselle up to $50,000 for such relocation costs.  Ms. Tanselle will also receive benefits available to all of the Company’s executive officers, including participation in the Company’s existing health and welfare benefit programs.

In connection with her employment, Ms. Tanselle was granted options to purchase 250,000 shares of common stock, fully vested on the date of grant and expiring on October 12, 2016. The options are as follows: (i) 100,000 options at an exercise price of $0.95, the closing price of our common stock on October 12, 2011 (the “Grant Date Price”); (ii) 75,000 options at exercise price of 150% of Grant Date Price, or $1.43 per option; (iii) 37,500 options at an exercise price of 175% of Grant Date Price, or $1.66 per option; and (iv) 37,500 options at 225% of Grant Date Price, or $2.14 per option.  The equity-based

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awards granted to Ms. Tanselle were granted pursuant to the employment inducement award exemption provided under the corporate governance listing standards of NYSE Arca.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.1	Press release dated October 13, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: October 13, 2011	By: /s/ Diana L. Kubik
Diana L. Kubik
Executive Vice President and Chief Financial Officer

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Evergreen Energy Inc.
EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
99.1	Press release dated October 13, 2011

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